CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 28, 2014 on the financial statements and financial highlights of CRM Mutual Fund Trust (comprising, respectively, CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, CRM Large Cap Opportunity Fund, CRM All Cap Value Fund, CRM Global Opportunity Fund and CRM International Opportunity Fund) included in the Annual Report to shareholders for the fiscal year ended June 30, 2014, in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 21 to File No. 033-123998) of CRM Mutual Fund Trust.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

October 24, 2014